Exhibit 2.01

Resource Extraction Payment Report for the Fiscal Year Ended December 31, 2025

This exhibit to Form SD presents payments made by NextEra Energy, Inc. (NEE) and its consolidated subsidiaries to the U.S. federal government for the purpose of commercial development of natural gas during the year ended December 31, 2025. The information within this report has been prepared and is presented in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended (the Rule). This report is limited to payments required to be disclosed by the Rule and does not include other payments and contributions to governmental and civic entities beyond the scope of the Rule. All payments were made in U.S. dollars and relate to natural gas wells within NEER, which is a reportable segment of NEE that is comprised of NextEra Energy Resources, LLC and NextEra Energy Transmission, LLC.

Project/Subnational Jurisdiction	U.S. Federal Government Entity	Royalties	Interest	Total

Oklahoma	Office of Natural Resource Revenue	$443,653	$68,188	$511,841